EXHIBIT 5.1

[Letterhead of Morrison & Foerster LLP]

July 23, 2004

eCOST.com, Inc.

2555 West 190th Street, Suite 106

Torrance, California 90504

Re:	Registration Statement on Form S-1 (No. 333-115199)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (No. 333-115199) of eCOST.com, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on May 5, 2004, and all amendments thereto (collectively, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of up to 3,465,000 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (which includes up to 315,000 shares subject to the underwriters’ over-allotment option). The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares.

We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus included therein.

Very truly yours,

/s/    MORRISON & FOERSTER LLP